SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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CSX Corporation

(Name of Registrant as Specified In Its Charter)

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On March 20, 2008, Michael Ward, Chairman, President and Chief Executive Officer of CSX Corporation, sent the following voicemail message to employees.  The text of the message was also made available to employees on the CSX intranet:

Hello, this is Michael Ward.

This past Monday, we announced some very exciting news about our company’s near- and long-term outlook.  Thanks to the momentum you have created in our safety, service and financial performance, as well as the favorable market environment for rail transportation, we were able to announce financial guidance for the first quarter and full-year 2008 that is well above the current Wall Street expectations.

We’re off to a fast start to the year, and the market for our services remains strong.  In addition, we have raised our long-term guidance on several important financial measures, including our belief that we can achieve compound annual growth in operating income by 2010 that is 25 to 30 percent higher than we previously informed Wall Street.

Also as a result of our confidence in CSX, its marketplace and your ability to sustain our strong performance, we announced two specific actions to increase shareholder value.  First, the Board has authorized the repurchase of an additional $2.4 billion in CSX shares.  This action has the potential effect of increasing the value of the remaining shares held by investors.  In addition, we are increasing our dividend by 20 percent, the fourth time we have raised the dividend in the past two and a half years.

It is important for you to know that, in addition to creating value through this increased share buyback and dividend increases, we remain committed to continuing to make significant investments in our railroad, $5 billion over the next three years, while maintaining a credit rating that enables us to do so.  That’s what we mean when we tell our investors we believe in a balanced and sensible approach to the management of their money.

The future of our great company rides on the continuation of the outstanding improvements you have made in our business.  When we do that, we create value for all shareholders while also meeting the needs of customers, communities and you, our employees. The Board and management team are tremendously proud of the work you have been doing.   I am confident that, together, we can achieve even greater success.

Thanks for listening, have a safe, productive day, and I’ll talk to you again next week.

Forward-Looking Statements
This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

Important Proxy Information
On February 22, 2008, CSX Corporation ("CSX") filed with the SEC a revised preliminary proxy statement in connection with its 2008 Annual Meeting.  CSX plans to file with the SEC and furnish to its shareholders a definitive Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the definitive Proxy Statement when it becomes available, because it will contain important information. Security holders may obtain a free copy of the definitive Proxy Statement and other documents (when available) that CSX files with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s revised preliminary proxy statement filed on February 22, 2008 with the SEC.